Bunge Reports Third Quarter 2020 Results

St. Louis, MO - October 28, 2020 - Bunge Limited (NYSE:BG) today reported third quarter 2020 results.

•	Q3 GAAP EPS of $1.84 vs. $(10.57) in the prior year; $2.47 vs. $1.28 on an adjusted basis excluding certain gains/charges and mark-to-market timing differences
•	Strong results driven by outstanding execution across Bunge’s global platform
•	Exceptional Agribusiness performance driven by oilseed processing, which benefited from higher margins and volumes
•	Edible Oils results better than expected; year to date results higher than prior year despite COVID-19 impacts
•	Increasing full-year adjusted EPS outlook to between $6.25 and $6.75 based on strong Q3 results and improving market trends

➢	Overview

Greg Heckman, Bunge’s Chief Executive Officer, commented, “Our team delivered a strong third quarter with outstanding execution across our global platform, leveraging improving market trends. We achieved record crush utilization and captured exceptionally strong margins while supporting our customers and maintaining measures to protect the health of our employees. These results, and our performance over the past few quarters, reflect the meaningful changes we’ve made to our operating model, portfolio and financial approach.

“Looking into next year, we expect many of the favorable trends to continue with demand for our products remaining strong. We also expect additional global demand for vegetable oil from the growth of biofuels. With our strength in oilseed processing, in addition to our global origination and distribution capabilities, we believe we are well positioned to meet market demands and capitalize on this growth.”

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➢	Financial Highlights

	Quarter Ended September 30,		Nine Months Ended September 30,
US$ in millions, except per share data	2020	2019	2020	2019
Net income attributable to Bunge	$262	$(1,488)	$594	$(1,229)

Net income per common share-diluted	$1.84	$(10.57)	$3.98	$(8.87)

Mark-to-market timing difference (a)	$0.85	$(0.13)	$0.97	$(0.25)
Certain (gains) and charges (b)	$(0.14)	$11.30	$0.32	$11.50
Dilutive share basis difference - GAAP vs Adjusted (c)	$—	$0.68	$—	$0.69
Adjustment of redeemable noncontrolling interest (d)	$(0.08)	$—	$(0.01)	$—
Adjusted Net income per common share-diluted (e)	$2.47	$1.28	$5.26	$3.07

Core Segment EBIT (e) (f)	$420	$202	$1,305	$709
Mark-to-market timing difference (a)	161	(25)	186	(47)
Certain (gains) & charges (b)	—	110	—	123
Adjusted Core Segment EBIT (e)	$581	$287	$1,491	$785

Corporate and Other EBIT (e)	$(92)	$(99)	$(274)	$(77)
Certain (gains) & charges (b)	—	30	71	45
Adjusted Corporate and Other EBIT (e)	$(92)	$(69)	$(203)	$(32)

Non-core Segment EBIT (e) (g)	$23	$(1,543)	$(112)	$(1,567)
Certain (gains) & charges (b)	—	1,604	—	1,607
Adjusted Non-core Segment EBIT (e)	$23	$61	$(112)	$40

Total Segment EBIT (e)	$351	$(1,440)	$919	$(935)
Mark-to-market timing difference (a)	161	$(25)	$186	$(47)
Total Certain (gains) & charges (b)	—	$1,744	$71	$1,775
Adjusted Total Segment EBIT (e)	$512	$279	$1,176	$793

(a)	Mark-to-market timing impact of certain commodity and freight contracts, readily marketable inventories, and related hedges associated with committed future operating capacity. See note 3 in the Additional Financial information section of this release for details.
(b)	Certain (gains) & charges included in Total Segment EBIT. See Additional Financial Information for details.
(c)	Dilutive share basis difference - GAAP vs. Adjusted represents the impact of using different weighted-average common shares outstanding in the denominators of the respective GAAP and Adjusted EPS calculations. See note 4 in the Additional Financial information section of this release for for details.
(d)	Retained earnings impact associated with an adjustment to the carrying amount of the redeemable noncontrolling interest recorded in respect of our 70% ownership interest in Loders. See note 5 in the Additional Financial information section of this release for for details.
(e)	Core Segment EBIT, Adjusted Core Segment EBIT, Corporate and Other EBIT, Adjusted Corporate and Other EBIT, Non-core Segment EBIT, Adjusted Non-core Segment EBIT, Total Segment EBIT, Adjusted Total Segment EBIT, and Adjusted Net income per common share-diluted are non-GAAP financial measures. Reconciliations to the most directly comparable U.S. GAAP measures are included in the tables attached to this press release and the accompanying slide presentation posted on Bunge’s website.
(f)	Core Segment earnings before interest and tax (“Core Segment EBIT”) comprises the aggregate earnings before interest and tax (“EBIT”) of Bunge’s Agribusiness, Edible Oils Products, Milling Products and Fertilizer reportable segments, and excludes Bunge’s Sugar & Bioenergy reportable segment and Corporate and Other activities.
(g)	Non-core Segment EBIT comprises Bunge’s Sugar & Bioenergy reportable segment EBIT, which reflects Bunge’s share of the results of its 50/50 joint venture with BP p.l.c.

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➢	Third Quarter Results

Core Segments

Agribusiness

	Quarter Ended		Nine Months Ended
US$ in millions, except per share data	Sep 30, 2020	Sep 30, 2019	Sep 30, 2020	Sep 30, 2019
Volumes (in thousand metric tons)	35,887	36,554	107,222	104,992

Net Sales	$7,108	$7,008	$20,247	$20,995

Gross Profit	$355	$249	$1,229	$791

Selling, general and administrative expense	$(147)	$(113)	$(367)	$(351)

Foreign exchange gains (losses)	$59	$(57)	$76	$(76)

Income (loss) from affiliates	$18	$10	$43	$24

Segment EBIT	$299	$107	$1,015	$457
Mark-to-market timing difference	168	(25)	175	(47)
Certain (gains) & charges	—	92	—	102
Adjusted Segment EBIT	$467	$174	$1,190	$512

Certain (gains) & charges, Net Income (Loss) Attributable to Bunge	$—	$85	$—	$95
Certain (gains) & charges, Earnings Per Share	$—	$0.56	$—	$0.63

Oilseeds (2)

	Quarter Ended		Nine Months Ended
US$ in millions, except per share data	Sep 30, 2020	Sep 30, 2019	Sep 30, 2020	Sep 30, 2019
Oilseeds EBIT	$230	$69	$622	$349
Mark-to-market timing difference	162	(25)	154	(47)
Certain (gains) & charges	—	68	—	77
Adjusted Oilseed EBIT	$392	$112	$776	$379

In Oilseeds, soy processing results were higher in South America, Europe and Asia, where margins increased from strong meal and vegetable oil demand, partially offset by slightly lower results in the U.S. Softseed processing results increased in all regions. Lower variable per unit costs also contributed to improved performance. Higher results in trading and distribution operations were due to increased margins and favorable positioning.

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Grains (2)

	Quarter Ended		Nine Months Ended
US$ in millions, except per share data	Sep 30, 2020	Sep 30, 2019	Sep 30, 2020	Sep 30, 2019
Grains EBIT	$69	$38	$393	$108
Mark-to-market timing difference	6	—	21	—
Certain (gains) & charges	—	24	—	25
Adjusted Grains EBIT	$75	$62	$414	$133

In Grains, higher results were primarily driven by origination in South America, which benefited from strong execution and farmer selling as crop prices in local currency increased during the quarter.

Edible Oil Products

	Quarter Ended		Nine Months Ended
US$ in millions, except per share data	Sep 30, 2020	Sep 30, 2019	Sep 30, 2020	Sep 30, 2019
Volumes (in thousand metric tons)	2,473	2,462	7,101	7,099

Net Sales	$2,434	$2,319	$6,886	$6,764

Gross Profit	$177	$160	$451	$450

Selling, general and administrative expense	$(96)	$(86)	$(278)	$(262)

Foreign exchange gains (losses)	$(3)	$5	$—	$4

Income (loss) from affiliates	$—	$—	$—	$—

Segment EBIT	$76	$59	$173	$161
Mark-to-market timing difference	(9)	—	8	—
Certain (gains) & charges	—	13	—	14
Adjusted Segment EBIT	$67	$72	$181	$175

Certain (gains) & charges, Net Income (Loss) Attributable to Bunge	$—	$13	$—	$14
Certain (gains) & charges, Earnings Per Share	$—	$0.08	$—	$0.09

Edible Oil Products Summary

Results improved significantly from the second quarter, but were down from a strong prior year. Higher earnings in Brazil and Asia from improved demand in food processor and consumer retail channels were more than offset by lower earnings in North America and Europe.

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Milling Products

	Quarter Ended		Nine Months Ended
US$ in millions, except per share data	Sep 30, 2020	Sep 30, 2019	Sep 30, 2020	Sep 30, 2019
Volumes (in thousand metric tons)	1,180	1,131	3,455	3,349

Net Sales	$416	$437	$1,213	$1,293

Gross Profit	$38	$41	$135	$130

Selling, general and administrative expense	$(22)	$(24)	$(70)	$(75)

Foreign exchange gains (losses)	$1	$—	$1	$3

Income (loss) from affiliates	$(1)	$—	$(1)	$—

Segment EBIT	$16	$14	$64	$61
Mark-to-market timing difference	2	—	3	—
Certain (gains) & charges	—	5	—	7
Adjusted Segment EBIT	$18	$19	$67	$68

Certain (gains) & charges, Net Income (Loss) Attributable to Bunge	$—	$4	$—	$5
Certain (gains) & charges, Earnings Per Share	$—	$0.03	$—	$0.04

Milling Products Summary

Higher results in Brazil, which were primarily driven by increased volumes, were slightly offset by lower margins in Mexico. Results in the U.S. were comparable to last year.

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Fertilizer

	Quarter Ended		Nine Months Ended
US$ in millions, except per share data	Sep 30, 2020	Sep 30, 2019	Sep 30, 2020	Sep 30, 2019
Volumes (in thousand metric tons)	485	512	1,036	1,013

Net Sales	$153	$178	$324	$355

Gross Profit	$30	$28	$61	$44

Selling, general and administrative expense	$—	$(5)	$(7)	$(12)

Foreign exchange gains (losses)	$1	$—	$1	$—

Income (loss) from affiliates	$—	$—	$—	$—

Segment EBIT	$29	$22	$53	$30
Certain (gains) & charges	—	$—	$—	$—
Adjusted Segment EBIT	$29	$22	$53	$30

Certain (gains) & charges, Net Income (Loss) Attributable to Bunge	$—	$—	$—	$—
Certain (gains) & charges, Earnings Per Share	$—	$—	$—	$—

Fertilizer Summary

Higher segment results reflected improved performance in our Argentine operation driven by higher margins, partially offset by lower volumes.

Corporate and Other

	Quarter Ended		Nine Months Ended
US$ in millions, except per share data	Sep 30, 2020	Sep 30, 2019	Sep 30, 2020	Sep 30, 2019
Gross Profit	$(3)	$(1)	$(2)	$10

Selling, general and administrative expense	$(87)	$(91)	$(270)	$(239)

Foreign exchange gains (losses)	$(4)	$1	$(3)	$2

Other income (expense) - net	$2	$(8)	$1	$150

Segment EBIT (a)	$(92)	$(99)	$(274)	$(77)
Certain (gains) & charges	—	30	71	45
Adjusted Segment EBIT	$(92)	$(69)	$(203)	$(32)

Certain (gains) & charges, Net Income (Loss) Attributable to Bunge	$(21)	$(6)	$48	$6
Certain (gains) & charges, Earnings Per Share	$(0.14)	$(0.04)	$0.32	$0.05

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Corporate

	Quarter Ended		Nine Months Ended
US$ in millions, except per share	Sep 30, 2020	Sep 30, 2019	Sep 30, 2020	Sep 30, 2019
Corporate EBIT	$(94)	$(95)	$(220)	$(235)
Certain (gains) & charges	—	30	5	45
Adjusted Corporate EBIT	$(94)	$(65)	$(215)	$(190)

Other

	Quarter Ended		Nine Months Ended
US$ in millions, except per share	Sep 30, 2020	Sep 30, 2019	Sep 30, 2020	Sep 30, 2019
Other EBIT	$2	$(4)	$(54)	$158
Certain (gains) & charges	—	—	66	—
Adjusted Other EBIT	$2	$(4)	$12	$158

Corporate and Other Summary

Corporate includes salaries and overhead for corporate functions, and Other comprises the results of Bunge Ventures and the Company’s securitization, captive insurance and other activities. Total adjusted segment EBIT for Corporate and Other was comprised of $(94) million from Corporate and $2 million from Other for the quarter ended September 30, 2020. This compares to $(65) million from Corporate and $(4) million from Other for the prior year period. The increase in Corporate expenses during the quarter primarily related to higher performance-based compensation driven by strong financial performance.

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Non-core Segments

Sugar & Bioenergy

	Quarter Ended		Nine Months Ended
US$ in millions, except per share data	Sep 30, 2020	Sep 30, 2019	Sep 30, 2020	Sep 30, 2019
Volumes (in thousand metric tons)	96	1,083	244	2,727

Net Sales	$48	$381	$124	$950

Gross Profit	$5	$(1,455)	$7	$(1,454)

Selling, general and administrative expense	$—	$(10)	$(1)	$(30)

Foreign exchange gains (losses)	$—	$(78)	$—	$(80)

Income (loss) from affiliates	$18	$(2)	$(118)	$(3)

Segment EBIT	$23	$(1,543)	$(112)	$(1,567)
Certain (gains) & charges	—	1,604	—	1,607
Adjusted Segment EBIT	$23	$61	$(112)	$40

Certain (gains) & charges, Net Income (Loss) Attributable to Bunge	$—	$1,604	$—	$1,607
Certain (gains) & charges, Earnings Per Share	$—	$10.67	$—	$10.69

Sugar & Bioenergy Summary

Segment results for this quarter reflected our share of the results of the 50/50 joint venture with BP. By contrast, third quarter 2019 reflected our 100 percent ownership of the Brazilian sugar and bioenergy operations that we contributed to the joint venture in December 2019. Additionally, results of the joint venture are reported on a one-month lag.

Results in the quarter benefited from higher year-over-year average sugar and ethanol prices in local currency, as well as improved industrial efficiency and costs. Earnings in the third quarter of last year benefited from $32 million of lower depreciation due to our Brazilian sugar and bioenergy operations being classified as held for sale.

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Cash Flow

	Nine Months Ended
	Sep 30, 2020	Sep 30, 2019
Cash used for operating activities	$(2,128)	$(1,313)
Proceeds from beneficial interest in securitized trade receivables	1,164	800
Cash used for operating activities, adjusted	$(964)	$(513)

Cash used for operations in the nine months ended September 30, 2020 was $2,128 million compared to cash used of $1,313 million in the same period last year. Adjusting for the proceeds from beneficial interest in securitized trade receivables, cash used by operating activities was $964 million compared with cash used for operating activities of $513 million in the prior year. This increase in cash used for operations was primarily driven by higher working capital levels, reflecting higher commodity prices and increased purchases of readily marketable inventory.

Income Taxes

For the three and nine months ended September 30, 2020, income tax expense was $38 million and $151 million, respectively, compared to $(28) million and $70 million, respectively, for the three and nine months ended September 30, 2019. The increase in income tax expense during 2020 is primarily due to higher pre-tax income in 2020.

➢	COVID-19 Update

Bunge continues to take proactive steps to protect the health and safety of its employees, their families and the communities in which it operates. Through an internal task force, the Company closely monitors developments related to the pandemic and provides guidance to its facilities worldwide. Each of Bunge’s facilities around the globe is taking steps to respond to COVID-19 based on the nature of its operations and the actions being taken by local governments. The Company has continued to restrict travel, follow upgraded cleaning practices at its facilities and offices, require remote work arrangements for teammates wherever possible, reduce staffing in its production facilities and keep social distancing and other safety related measures in place.

Numerous countries around the globe, including places where Bunge operates production facilities or maintains offices, have continued to impose quarantines and significant restrictions, including shelter-in-place or stay-at-home orders. Additionally, the rise in the number of observed COVID-19 cases in many parts of the world may lead to governments re-imposing travel and work restrictions or imposing additional restrictions. In locations where such restrictions are in place, Bunge has been deemed an essential or life-sustaining operation. To date, the Company has not seen a significant disruption in its supply chain, has been able to mitigate logistics and distribution issues that have arisen, and substantially all of its facilities around the world have continued to operate at or near normal levels. Bunge continues to monitor local, regional and national governmental actions that could limit or restrict the movement of agricultural commodities or products or otherwise disrupt physical product flows or its ability to operate in the future.

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➢	Outlook

Excluding notable items and mark-to-market timing differences, we now expect full-year adjusted earnings of between $6.25 and $6.75 per share.

In Agribusiness, our improved outlook reflects our third quarter year-to-date results, the current market environment and forward curves.

In Edible Oils, we now expect adjusted results to be up compared to last year due to the strong performance of our consumer businesses and growing biofuel demand. Expected full-year adjusted results in Milling continue to be in line with last year.

In Fertilizer, we now expect full-year adjusted results to be slightly higher than last year.

Corporate and Other is expected to be comparable to last year, excluding Bunge Ventures.

For 2020, the Company expects an adjusted annual effective tax rate in the range of 20% to 22%; net interest expense of approximately $230 million; capital expenditures in the range of $375 to $400 million; and depreciation and amortization of approximately $430 million.

➢	Conference Call and Webcast Details

Bunge Limited’s management will host a conference call at 8:00 a.m. Eastern (7:00 a.m. Central) on Wednesday, October 28, 2020 to discuss the company’s results.

Additionally, a slide presentation to accompany the discussion of results will be posted on www.bunge.com.

To listen to the call, please dial 1 (844) 735-3666. If you are located outside the United States or Canada, dial +1 (412) 317-5706. Please dial in five to 10 minutes before the scheduled start time. The call will also be webcast live at www.bunge.com.

To access the webcast, go to “Events and presentations” in the “Investors” section of the company’s website. Select “Q3 2020 Bunge Limited Conference Call” and follow the prompts. Please go to the website at least 15 minutes prior to the call to register and download any necessary audio software.

A replay of the call will be available later in the day on October 28, 2020, continuing through November 28, 2020. To listen to it, please dial 1 (877) 344-7529 in the United States, 1 (855) 669-9658 in Canada, or +1 (412) 317-0088 in other locations. When prompted, enter confirmation code 10148043. A replay will also be available in “Past events” at “Events and presentations” in the “Investors” section of the company’s website.

➢	About Bunge Limited

Bunge (www.bunge.com, NYSE: BG) is a world leader in sourcing, processing and supplying oilseed and grain products and ingredients. Founded in 1818, Bunge’s expansive network feeds and fuels a growing world, creating sustainable products and opportunities for more than 70,000 farmers and the consumers they serve across the globe. The company is headquartered in St. Louis, Missouri and has approximately 25,000 employees who stand behind more than 350 port terminals, oilseed processing plants, grain silos, and food and ingredient production and packaging facilities around the world.

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➢	Website Information

We routinely post important information for investors on our website, www.bunge.com, in the “Investors” section. We may use this website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investors section of our website, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document.

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➢	Cautionary Statement Concerning Forward-Looking Statements

This press release contains both historical and forward-looking statements. All statements, other than statements of historical fact are, or may be deemed to be, forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (Exchange Act). These forward looking statements are not based on historical facts, but rather reflect our current expectations and projections about our future results, performance, prospects and opportunities. We have tried to identify these forward looking statements by using words including “may,” “will,” “should,” “could,” “expect,” “anticipate,” “believe,” “plan,” “intend,” “estimate,” “continue” and similar expressions. These forward looking statements are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities to differ materially from those expressed in, or implied by, these forward looking statements. The following important factors, among others, could cause actual results to differ from these forward-looking statements: industry conditions, including fluctuations in supply, demand and prices for agricultural commodities and other raw materials and products used in our business, fluctuations in energy and freight costs; competitive developments in our industries; the effects of weather conditions and the outbreak of crop and animal disease on our business; global and regional economic, agricultural, financial and commodities market, political, social and health conditions; the impacts of pandemic outbreaks, including COVID-19; the outcome of pending regulatory and legal proceedings; our ability to complete, integrate and benefit from acquisitions, dispositions, joint ventures and strategic alliances; our ability to achieve the efficiencies, savings and other benefits anticipated from our cost reduction, margin improvement, operational excellence and other business optimization initiatives; changes in government policies, laws and regulations affecting our business, including agricultural and trade policies and environmental, tax and biofuels regulation; our capital allocation plans, funding needs and financing sources; changes in foreign exchange policy or rates; the outcome of our portfolio rationalization initiatives; the effectiveness of our risk management strategies; our ability to attract and retain executive management and key personnel; operational risks, including industrial accidents, natural disasters and cybersecurity incidents; and other factors affecting our business generally. The forward-looking statements included in this release are made only as of the date of this release, and except as otherwise required by federal securities law, we do not have any obligation to publicly update or revise any forward-looking statements to reflect subsequent events or circumstances.

Investor Contact: Ruth Ann Wisener Bunge Limited 636-292-3014 ruthann.wisener@bunge.com	Media Contact: Bunge News Bureau Bunge Limited 914-272-0297 news@bunge.com

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➢	Additional Financial Information

Certain gains and (charges), quarter-to-date

The following tables provide a summary of certain gains and (charges) that may be of interest to investors, including a description of these items and their effect on net income (loss) attributable to Bunge, earnings per share diluted and segment EBIT for the three month periods ended September 30, 2020 and 2019.

(US$ in millions, except per share data)	Net Income (Loss) Attributable to Bunge		Earnings Per Share Diluted		Segment EBIT
Quarter Ended September 30,	2020	2019	2020	2019	2020	2019

Core Segments:	$—	$(102)	$—	$(0.67)	$—	$(110)
Agribusiness	$—	$(85)	$—	$(0.56)	$—	$(92)
Severance, employee benefit, and other costs	—	(2)	—	(0.01)	—	(2)
Impairment charges	—	(72)	—	(0.48)	—	(79)
Expired indemnification asset	—	(11)	—	(0.07)	—	(11)

Edible Oil Products	$—	$(13)	$—	$(0.08)	$—	$(13)
Severance, employee benefit, and other costs	—	(1)	—	—	—	(1)
Impairment charges	—	(12)	—	(0.08)	—	(12)

Milling Products	$—	$(4)	$—	$(0.03)	$—	$(5)
Impairment charges	—	(4)	—	(0.03)	—	(5)

Fertilizer	$—	$—	$—	$—	$—	$—

Corporate and Other:	$21	$6	$0.14	$0.04	$—	$(30)
Severance, employee benefit, and other costs	—	(5)	—	(0.04)	—	(8)
Income tax benefits	21	30	0.14	0.20	—	—
Impairment charges	—	(19)	—	(0.12)	—	(22)

Non-core Segment:	$—	$(1,604)	$—	$(10.67)	$—	$(1,604)
Sugar & Bioenergy	$—	$(1,604)	$—	$(10.67)	$—	$(1,604)
Sugar restructuring charges	—	(1)	—	(0.01)	—	(1)
Charges related to assets classified as held for sale	—	(1,603)	—	(10.66)	—	(1,603)

Total	$21	$(1,700)	$0.14	$(11.30)	$—	$(1,744)

See Definition and Reconciliation of Non-GAAP Measures.

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Core Segments

Agribusiness

EBIT for the quarter ended September 30, 2019 included $1 million of severance and other employee benefit costs related to the Company’s Global Competitiveness Plan (GCP), recorded in SG&A, a further $1 million of severance and other employee benefit costs related to other industrial initiatives, recorded in COGS, $79 million of PP&E impairment charges at certain facilities subject to the Company’s portfolio rationalization initiatives, recorded in COGS, and an $11 million charge related to the reversal of an expired indemnification asset in connection with an uncertain tax position, recorded in SG&A.

Edible Oil Products

EBIT for the quarter ended September 30, 2019 included $1 million of severance and other employee benefit costs related to the GCP, recorded in SG&A, and $12 million of PP&E impairment charges at certain facilities subject to the Company’s portfolio rationalization initiatives, recorded in COGS.

Milling Products

EBIT for the quarter ended September 30, 2019 included $5 million of PP&E impairment charges at certain facilities subject to the Company’s portfolio rationalization initiatives, recorded in COGS.

Corporate and Other

Net Income for the quarter ended September 30, 2020 included a $21 million benefit related to the reversal of a deferred tax asset valuation allowance in Europe.

EBIT for the quarter ended September 30, 2019 included $8 million of severance and other employee benefit costs related to the GCP, included in SG&A, and $22 million of impairment charges related to the relocation of the Company’s global headquarters, recorded in SG&A. Net Income also included income tax benefits of $30 million during the quarter ended September 30, 2019, of which $19 million related to the favorable resolution of uncertain tax positions in Asia, and $11 million related to the lapse of statutes of limitations on unrecognized tax benefits in Europe.

Non-core Segment

Sugar & Bioenergy

EBIT for the quarter ended September 30, 2019 included $1,524 million of impairment charges, recorded in COGS, and $79 million of foreign currency losses on intercompany loans no longer classified as permanently invested, recorded in Foreign exchange gains (losses). Both such items related to the classification of the Company’s Brazilian sugar and bioenergy operations as held for sale. EBIT for the quarter ended September 30, 2019 also included $1 million of restructuring charges, recorded in COGS.

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Certain gains and (charges), year-to-date

The following tables provide a summary of certain gains and (charges) that may be of interest to investors, including a description of these items and their effect on net income (loss) attributable to Bunge, earnings per share diluted and total segment EBIT for the nine month periods ended September 30, 2020 and 2019.

(US$ in millions, except per share data)	Net Income (Loss) Attributable to Bunge		Earnings Per Share Diluted		Segment EBIT
Nine Months Ended September 30,	2020	2019	2020	2019	2020	2019

Core Segments:	$—	$(114)	$—	$(0.76)	$—	$(123)
Agribusiness	$—	$(95)	$—	$(0.63)	$—	$(102)
Severance, employee benefit, and other costs	—	(6)	—	(0.04)	—	(6)
Impairment charges	—	(78)	—	(0.52)	—	(85)
Expired indemnification asset	—	(11)	—	(0.07)	—	(11)

Edible Oil Products	$—	$(14)	$—	$(0.09)	$—	$(14)
Impairment charges	—	(12)	—	(0.08)	—	(12)
Acquisition and integration costs	—	(1)	—	(0.01)	—	(1)
Severance, employee benefit, and other costs	—	(1)	—	—	—	(1)

Milling Products	$—	$(5)	$—	$(0.04)	$—	$(7)
Impairment charges	—	(12)	—	(0.09)	—	(16)
Gain on arbitration settlement	—	7	—	0.05	—	9

Fertilizer	$—	$—	$—	$—	$—	$—

Corporate and Other:	$(48)	$(6)	$(0.32)	$(0.05)	$(71)	$(45)
Severance, employee benefit, and other costs	(3)	(15)	(0.02)	(0.11)	(5)	(21)
Acquisition and integration costs	—	(2)	—	(0.01)	—	(2)
Commercial claim provision	(66)	—	(0.44)	—	(66)	—
Income tax benefits	21	30	0.14	0.20	—	—
Impairment charges	—	(19)	—	(0.13)	—	(22)

Non-core Segment:	$—	$(1,607)	$—	$(10.69)	$—	$(1,607)
Sugar & Bioenergy	$—	$(1,607)	$—	$(10.69)	$—	$(1,607)
Sugar restructuring charges	—	(4)	—	(0.03)	—	(4)
Charges related to assets classified as held for sale	—	(1,603)	—	(10.66)	—	(1,603)

Total	$(48)	$(1,727)	$(0.32)	$(11.50)	$(71)	$(1,775)

See Definition and Reconciliation of Non-GAAP Measures.

15

Core Segments

Agribusiness

EBIT for the nine months ended September 30, 2019 included $5 million of program costs related to the GCP, included in SG&A, $1 million of severance and other employee benefit costs related to other industrial initiatives, recorded in COGS, $85 million of PP&E impairment charges at certain facilities subject to the Company’s portfolio rationalization initiatives, recorded in COGS, and an $11 million charge related to the reversal of an expired indemnification asset in connection with an uncertain tax position, recorded in SG&A.

Edible Oil Products

EBIT for the nine months ended September 30, 2019 included $12 million of PP&E impairment charges at certain facilities subject to the Company’s portfolio rationalization initiatives, recorded in COGS, $1 million of severance and other employee benefit costs related to the GCP, recorded in SG&A, and $1 million of acquisition and integration costs related to the acquisition of IOI Loders Croklaan (Loders), included in SG&A.

Milling Products

EBIT for the nine month ended September 30, 2019 included $16 million of impairment charges at certain facilities subject to the Company’s portfolio rationalization initiatives, recorded in COGS, and a $9 million gain related to an arbitration settlement in the U.S.

Corporate and Other

EBIT for the nine months ended September 30, 2020 included $5 million of severance and other employee benefit costs related to the GCP, recorded in SG&A, and $66 million in charges, primarily related to a provision against an aged receivable dating from 2015 that is now deemed uncollectable due to an anticipated legal settlement, of which $51 million was recorded in SG&A, and $15 million was recorded in Other income (expense) - net. Net Income for the nine months ended September 30, 2020 also included a $21 million income tax benefit related to the reversal of a deferred tax asset valuation allowance in Europe.

EBIT for the nine months ended September 30, 2019 included $21 million of severance and other employee benefit costs related to the GCP, included in SG&A, $2 million of acquisition and integration costs related to the acquisition of IOI Loders Croklaan, included in SG&A, and $22 million of impairment charges related to the relocation of the Company’s global headquarters, recorded in SG&A. Net Income also included income tax benefits of $30 million for the nine months ended September 30, 2019, of which $19 million related to the favorable resolution of uncertain tax positions in Asia, and $11 million related to the lapse of statutes of limitations on unrecognized tax benefits in Europe.

Non-core Segments

Sugar & Bioenergy

EBIT for the nine months ended September 30, 2019 included $1,524 million of impairment charges, recorded in COGS, and $79 million of foreign currency losses on intercompany loans no longer classified as permanently invested, recorded in Foreign exchange gains (losses). Both such items related to the classification of the Company’s Brazilian sugar and bioenergy operations as held for sale. EBIT for the nine months ended September 30, 2019 also included restructuring charges of $4 million, recorded in COGS.

16

➢	Consolidated Earnings Data (Unaudited)

	Quarter Ended September 30,		Nine Months Ended September 30,
(US$ in millions, except per share data)	2020	2019	2020	2019
Net sales	$10,159	$10,323	$28,794	$30,357
Cost of goods sold	(9,557)	(11,301)	(26,913)	(30,386)
Gross profit	602	(978)	1,881	(29)
Selling, general and administrative expenses	(352)	(329)	(993)	(969)
Foreign exchange gains (losses)	54	(129)	75	(147)
Other income (expense) – net	17	(4)	37	201
Income (loss) from affiliates	35	8	(76)	21
EBIT attributable to noncontrolling interest (a) (1)	(5)	(8)	(5)	(12)
Total Segment EBIT (1)	351	(1,440)	919	(935)
Interest income	5	8	18	22
Interest expense	(56)	(86)	(195)	(249)
Income tax (expense) benefit	(38)	28	(151)	(70)
Noncontrolling interest share of interest and tax (a) (1)	—	2	3	3
Income (loss) from continuing operations, net of tax	262	(1,488)	594	(1,229)
Income (loss) from discontinued operations, net of tax	—	—	—	—
Net income (loss) attributable to Bunge (1)	262	(1,488)	594	(1,229)
Convertible preference share dividends	(8)	(8)	(25)	(25)
Adjustment of redeemable noncontrolling interest	12	—	2	—
Net income (loss) available to Bunge common shareholders - basic and diluted	$266	$(1,496)	$571	$(1,254)
Add back convertible preference share dividends (b)	8	—	25	—
Net income (loss) available to Bunge common shareholders - diluted	$274	$(1,496)	$596	$(1,254)

Net income (loss) per common share diluted attributable to Bunge common shareholders	$1.84	$(10.57)	$3.98	$(8.87)
Weighted–average common shares outstanding - diluted (b)	149	142	150	141

(a) The line items “EBIT attributable to noncontrolling interest” and “Noncontrolling interest share of interest and tax” when combined, represent consolidated Net (income) loss attributable to noncontrolling interests on a U.S. GAAP basis of presentation.
(b) Approximately 8 million common shares that are issuable upon conversion of the convertible preference shares were not dilutive and not included in the weighted-average number of shares outstanding for the three and nine month periods ended September 30, 2019. Accordingly, the related convertible preference share dividends were excluded from Net income (loss) available to Bunge common shareholders - diluted for the three and nine month periods ended September 30, 2019.

17

➢	Condensed Consolidated Balance Sheets (Unaudited)

	September 30,	December 31,
(US$ in millions)	2020	2019
Assets
Cash and cash equivalents	$291	$320
Trade accounts receivable, net	1,623	1,705
Inventories (a)	6,463	5,038
Assets held for sale	395	72
Other current assets	4,729	3,113
Total current assets	13,501	10,248
Property, plant and equipment, net	3,720	4,132
Operating lease assets	871	796
Goodwill and other intangible assets, net	1,083	1,194
Investments in affiliates	583	827
Other non-current assets	1,003	1,120
Total assets	$20,761	$18,317

Liabilities and Equity
Short-term debt	$1,610	$771
Current portion of long-term debt	509	507
Trade accounts payable	2,708	2,842
Current operating lease obligations	233	216
Liabilities held for sale	283	4
Other current liabilities	3,589	2,255
Total current liabilities	8,932	6,595
Long-term debt	4,419	3,716
Non-current operating lease obligations	584	539
Other non-current liabilities	972	1,040
Total liabilities	14,907	11,890
Redeemable noncontrolling interest	403	397
Total equity	5,451	6,030
Total liabilities, redeemable noncontrolling interest and equity	$20,761	$18,317

(a) Includes readily marketable inventories of $5,354 million and $3,934 million at September 30, 2020 and December 31, 2019, respectively. Of these amounts, $4,166 million and $2,589 million, respectively, can be attributable to merchandising activities.

18

➢	Condensed Consolidated Statements of Cash Flows (Unaudited)

	Nine Months Ended September 30,
(US$ in millions)	2020	2019
Operating Activities
Net income (loss) (1)	$596	$(1,220)
Adjustments to reconcile net income (loss) to cash provided by (used for) operating activities:
Foreign exchange (gain) loss on net debt	(126)	152
Depreciation, depletion and amortization	323	428
Deferred income tax (benefit)	51	(19)
Impairment charges	8	1,664
Other, net	177	1
Changes in operating assets and liabilities, excluding the effects of acquisitions:
Trade accounts receivable	(237)	(314)
Inventories	(1,679)	(55)
Secured advances to suppliers	(296)	(302)
Trade accounts payable and accrued liabilities	260	(298)
Advances on sales	(119)	(172)
Net unrealized (gain) loss on derivative contracts	173	(320)
Margin deposits	(360)	145
Marketable securities	98	(309)
Beneficial interest in securitized trade receivables	(1,178)	(767)
Other, net	181	73
Cash provided by (used for) operating activities	(2,128)	(1,313)
Investing Activities
Payments made for capital expenditures	(230)	(378)
Proceeds from investments	270	373
Payments for investments	(293)	(342)
Settlement of net investment hedges	67	(45)
Proceeds from beneficial interest in securitized trade receivables	1,164	800
Payments for investments in affiliates	(14)	(9)
Other, net	16	25
Cash provided by (used for) investing activities	980	424
Financing Activities
Net borrowings (repayments) of short-term debt	683	1,069
Net proceeds (repayments) of long-term debt	796	(27)
Proceeds from the exercise of options for common shares	2	8
Repurchases of common shares	(100)	—
Dividends paid to common and preference shareholders	(237)	(237)
Other, net	(15)	(17)
Cash provided by (used for) financing activities	1,129	796
Effect of exchange rate changes on cash and cash equivalents and restricted cash	5	(7)
Net increase (decrease) in cash and cash equivalents and restricted cash	(14)	(100)
Cash and cash equivalents and restricted cash - beginning of period	322	393
Cash and cash equivalents and restricted cash - end of period	$308	$293

19

➢	Definition and Reconciliation of Non-GAAP Measures

This earnings release contains certain “non-GAAP financial measures” as defined in Regulation G of the Securities Exchange Act of 1934. Bunge has reconciled these non-GAAP financial measures to the most directly comparable U.S. GAAP measures below. These measures may not be comparable to similarly titled measures used by other companies.

Total Segment EBIT and Adjusted Total Segment EBIT

Bunge uses segment earnings before interest and tax (“Segment EBIT”) to evaluate the operating performance of its individual segments. Segment EBIT excludes EBIT attributable to noncontrolling interests. Bunge also uses Core Segment EBIT, Non-Core Segment EBIT and Total Segment EBIT to evaluate the operating performance of Bunge’s Core reportable segments, Non-Core reportable segments, and Total reportable segments together with its corporate and other activities, respectively. Core Segment EBIT is the aggregate of the earnings before interest and taxes of each of Bunge’s Agribusiness, Edible Oil Products, Milling Products, and Fertilizer segments. Non-Core Segment EBIT is the earnings before interest and taxes of Bunge’s Sugar & Bioenergy segment. Total Segment EBIT is the aggregate of the earnings before interest and taxes of Bunge’s Core and Non-Core reportable segments, together with its corporate and other activities.

Adjusted Core Segment EBIT, Adjusted Non-Core Segment EBIT, and Adjusted Total Segment EBIT, are calculated by excluding temporary mark-to-market timing differences as defined in note 3 below, and certain gains and (charges), as described in “Additional Financial Information” above, from Core Segment EBIT, Non-Core Segment EBIT, and Total Segment EBIT, respectively.

Core Segment EBIT, Non-Core Segment EBIT, Total Segment EBIT, Adjusted Core Segment EBIT, Adjusted Non-Core Segment EBIT, and Adjusted Total Segment EBIT are non-GAAP financial measures and are not intended to replace Net income (loss) attributable to Bunge, the most directly comparable U.S. GAAP financial measure. Bunge’s management believes these non-GAAP measures are a useful measure of its reportable segments’ operating profitability, since the measures allow for an evaluation of segment performance without regard to their financing methods or capital structure. For this reason, operating performance measures such as these non-GAAP measures are widely used by analysts and investors in Bunge’s industries. These non-GAAP measures are not a measure of consolidated operating results under U.S. GAAP and should not be considered as an alternative to net income (loss) or any other measure of consolidated operating results under U.S. GAAP.

Net Income (loss) attributable to Bunge to Adjusted Net Income (loss) available for common shareholders

Adjusted Net Income (loss) excludes certain gains and (charges) and temporary mark-to-market timing differences as defined in note 3 below, and is a non-GAAP financial measure. This measure is not a measure of net income (loss) attributable to Bunge, the most directly comparable U.S. GAAP financial measure. It should not be considered as an alternative Net Income (loss) attributable to Bunge, Net Income (loss) or any other measure of consolidated operating results under U.S. GAAP.  Adjusted Net income (loss) is a useful measure of the Company’s profitability.

We also have presented projected adjusted net income per common share for 2020. This information is provided only on a non-GAAP basis without reconciliation to projected net income per common share for 2020, the mostly directly comparable GAAP measure, due to the inability at this time to quantify certain amounts necessary for such reconciliation, including but not limited to future market price movements over the remainder of the year.

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Below is a reconciliation of Net income attributable to Bunge, to Total Segment EBIT, and Adjusted Total Segment EBIT:

	Quarter Ended September 30,		Nine Months Ended September 30,
(US$ in millions)	2020	2019	2020	2019
Net income (loss) attributable to Bunge	$262	$(1,488)	$594	$(1,229)
Interest income	(5)	(8)	(18)	(22)
Interest expense	56	86	195	249
Income tax expense (benefit)	38	(28)	151	70
Noncontrolling interest share of interest and tax	—	(2)	(3)	(3)
Total Segment EBIT	$351	$(1,440)	$919	$(935)

Agribusiness EBIT	$299	$107	$1,015	$457
Edible Oil Products EBIT	76	59	173	$161
Milling EBIT	16	14	64	$61
Fertilizer EBIT	29	22	53	$30
Core Segment EBIT	$420	$202	$1,305	$709

Corporate and Other EBIT	$(92)	$(99)	$(274)	$(77)

Sugar & Bioenergy EBIT	23	(1,543)	(112)	(1,567)
Non-Core Segment EBIT	$23	$(1,543)	$(112)	$(1,567)

Total Segment EBIT	$351	$(1,440)	$919	$(935)
Mark-to-market timing difference	161	(25)	186	(47)
Certain (gains) & charges	—	1,744	71	1,775
Adjusted Total Segment EBIT	$512	$279	$1,176	$793

21

Below is a reconciliation of Net income attributable to Bunge, to Adjusted Net income (loss):

	Quarter Ended September 30,		Nine Months Ended September 30,
(US$ in millions, except per share data)	2020	2019	2020	2019
Net income (loss) attributable to Bunge	$262	$(1,488)	$594	$(1,229)
Adjustment for Mark-to-market timing difference	126	(20)	146	(38)
Adjusted for certain (gains) and charges:
Severance, employee benefit, and other	—	8	3	22
Impairment charges	—	107	—	121
Sugar restructuring charges	—	1	—	4
Expired indemnification asset	—	11	—	11
Gain on arbitration settlement	—	—	—	(7)
Acquisition integration costs	—	—	—	3
Charges related to assets classified as held for sale	—	1,603	—	1,603
Commercial claim provision	—	—	66	—
Income tax (benefits) charges and Interest	(21)	(30)	(21)	(30)
Adjusted Net income (loss) available for common shareholders	$367	$192	$788	$460
Weighted-average common shares outstanding - diluted, adjusted (a)	149	150	150	150
Adjusted Net income (loss) per common share - diluted	$2.47	$1.28	$5.26	$3.07

Weighted-average common shares outstanding - diluted	149	142	150	141
Adjustment for stock options, restricted stock units, and convertible preference shares	—	8	—	9
Weighted-average common shares outstanding - diluted, adjusted	149	150	150	150

(a) Approximately 6 million and 8 million outstanding stock options and contingently issuable restricted stock units were not dilutive and not included in the weighted-average number of common shares outstanding for the quarters ended September 30, 2020 and 2019, respectively, and approximately 6 million and 8 million outstanding stock options and contingently issuable restricted stock units were not dilutive and not included in the weighted-average number of common shares outstanding for the nine month periods ended September 30, 2020 and 2019, respectively.

22

➢	Notes
(1)	A reconciliation of Net income (loss) attributable to Bunge, to Net income (loss) is as follows:
	Nine Months Ended September 30,
	2020	2019
Net income (loss) attributable to Bunge	$594	$(1,229)
EBIT attributable to noncontrolling interest	5	12
Noncontrolling interest share of interest and tax	(3)	(3)
Net income (loss)	$596	$(1,220)

(2)	The Oilseed business included in our Agribusiness segment consists of; global oilseed processing activities, primarily related to the crushing of oilseeds (including soybeans, canola, rapeseed and sunflower seed) into protein meals and vegetable oils; the trading and distribution of oilseeds and oilseed products; and biodiesel production, which is partially conducted through joint ventures.

The Grains business included in our Agribusiness segment primarily consists of; global grain origination activities, which principally conduct the purchasing, cleaning, drying, storing and handling of corn, wheat, barley, rice and oilseeds at our network of grain elevators; logistical services for the distribution of these commodities to our customer markets through our port terminals and transportation assets (including trucks, railcars, barges and ocean vessels); and financial services and activities for customers from whom we purchase commodities and other third parties.

(3)	Mark-to-market timing difference comprises the estimated net temporary impact resulting from unrealized period-end gains/losses associated with the fair valuation of certain forward contracts, readily marketable inventories (RMI), and related futures contracts associated with our committed future operating capacity. The impact of these mark-to-market timing differences, which is expected to reverse over time due to the forward contracts, RMI, and related futures contracts being part of an economically hedged position, is not representative of the operating performance of our business.
(4)	Dilutive share basis difference - GAAP vs. Adjusted represents the impact of using different weighted-average common shares outstanding in the denominators of the respective EPS calculations. The use of different denominators is necessary as, on a GAAP basis, the Company was in a net loss position, and as such no additional dilutive shares were included in the GAAP EPS calculation, as such inclusion would be antidilutive. However, on an adjusted basis, after excluding certain gains and charges, the Company is in an adjusted net income position, which necessitates the inclusion of additional dilutive shares associated with stock options, restricted stock units, and shares issuable upon the conversion of the convertible preference shares, in the Adjusted EPS calculation.
(5)	In the reconciliation of Net income (loss) per common share - diluted (“GAAP EPS”) to Adjusted Net income (loss) per common share - diluted (“Adjusted EPS”), the item “Adjustment of redeemable noncontrolling interest” represents the impact on GAAP EPS of a retained earnings adjustment associated with the carrying amount of the redeemable noncontrolling interest recorded in respect of our 70% ownership interest in Loders. The carrying amount of redeemable noncontrolling interests is the greater of: (i) the initial carrying amount, increased or decreased for the noncontrolling interests’ share of net income or loss, equity capital contributions and distributions or (ii) the redemption value. Any resulting increases in the redemption value, in excess of the initial carrying amount, increased or decreased for the noncontrolling interests’ share of net income or loss, equity capital contributions and distributions, are affected by corresponding charges against retained earnings. Additionally, any such charges to retained earnings will affect Net income (loss) available to Bunge common shareholders as part of Bunge’s calculation of GAAP EPS.

Bunge’s management excludes the “Adjustment of redeemable noncontrolling interest” from its calculation of Adjusted EPS, on the basis that it is independent of the Company’s operations. However, such charges reverse only to the extent that Loders’ net income levels result in the carrying amount of redeemable noncontrolling interests, calculated as described above, exceeding the redemption value.

23